Exhibit 10.35

REMOTE KNOWLEDGE

AUTHORIZED MASTER DISTRIBUTOR AGREEMENT

This Master Distributor Agreement dated as of October 23, 2003 (hereinafter called this “Agreement”), is by and between REMOTE KNOWLEDGE INC., a Delaware corporation (hereinafter called “RK”), having its principal place of business at 16360 Park Ten Place, Suite 200 Houston, Texas 77084, and SEA SMART, LLC, a New York limited liability company (hereinafter called “Distributor”), having its principal place of business at 1560 Youngs Ave., Box 1178, Southold, New York, 11971.

BACKGROUND

A.	RK develops, manufactures, supports and markets high quality asset management products and accessories. RK also develops, manufactures, supports and markets high quality remote communications solutions.

B.	Distributor desires to distribute certain of such products to the Marine Recreational Industry, The United Sates Coast Guard and other related markets.

C.	Distributor desires to partner with RK in the exclusive joint delivery of goods and services to the marine recreational markets. Distributor desires to combine the expertise, capabilities and services in the area of vessel support, emergency services, call center operations and general consumer on-water support needs.

D.	Based upon the foregoing, RK and Distributor have agreed to the following:

AGREEMENTS

1.	APPOINTMENT AND ACCEPTANCE

A.	RK hereby appoints Distributor as one of RK’s Master Distributors for those products designated in Exhibit A that conform with the Product Specification Agreement and ATP defined under Article 3 of this Agreement (hereinafter are called “RK Products” or the “Products”), which is attached hereto and incorporated as an integral part of this Agreement. Distributor’s appointment hereunder shall not apply to any products, which are not so designated.

B.	Distributor’s appointment as an authorized RK master distributor shall be exclusive in the Territory/Market (as defined below). RK represents and warrants that during the period of exclusivity, it shall neither appoint nor permit the distribution of RK Products in the Territory/Market other than through Distributor. Nothing contained herein shall serve to limit RK’s sales or marketing activities in any manner in any other market not so designated herein.

C.	Distributor hereby accepts its appointment hereunder.

2.	TERRITORY/MARKETS

Distributor is authorized to distribute the Products in the marine pleasure craft market described below (the “Market”) in the geographic areas specified below (hereinafter the Market in the specified geographical areas is referred to as the “Territory/ Market”).

A.	The Market is the marine recreational industry serviced by Distributor, including:

i.	Marine Recreational Aftermarket or Retailers

ii.	Government or State Entities Supporting the Marine Recreational Industry, including:

1.	United States Coast Guard

2.	United Sates Coast Guard Auxiliary

3.	Local or State Police Marine Divisions

4.	Federal Parks and Wildlife (Marine or Inland Water)

5.	States Parks and Wildlife (Marine or Inland Water)

iii.	Marine Recreational Associations

B.	The geographic territories included in the Territory/Market are the following:

i.	United States

ii.	Puerto Rico

iii.	Caribbean

iv.	Bermuda

v.	Canada

vi.	Australia

C.

OEM Relationships. All Original Equipment Manufacturer (“OEM”) relationships will be negotiated on a case-by-case basis. All OEM based marketing cost, sales and distribution programs, product and service branding agreements, product configurations, service agreements, service partners, call center partners, data management, and web services shall be negotiated by and between RK and Distributor, on the one hand and the OEM on the other. Furthermore, the sharing between RK and Distributor of revenues from sales resulting from any OEM relationship established by RK shall be negotiated with Distributor on a case-by-case basis and agreement to the amount of sharing shall be a condition precedent to the closing of any such OEM relationship. In addition, all on water vessel service agreements will be negotiated between RK/Distributor on the one hand and the OEM on the other, on a case-by-case basis.

D.	Distributor shall not distribute RK Products or Services to any buyer outside the Territory/Market without the prior written approval of RK, which shall not be unreasonably withheld. Distributor and RK agree that the marketing and promotion of RK Products and Services to the following governmental authorities on a non-exclusive basis is approved by RK:

i.	Homeland Security

ii.	FEMA

iii.	Federal, State and Local Law enforcement

iv.	Maritime Commercial or US Port Authorities

Distributor shall not distribute the Products in any territory or market other than the Territory/Market for the following reasons hereby acknowledged by Distributor:

E.	In order to ensure that the Products are distributed properly throughout the entire Territory/Market, it is necessary that Distributor’s entire efforts with respect to the Products be limited to the Territory/Market.

F.	If Distributor’s efforts with respect to the Products are limited to the Territory/Market, Distributor will be able to offer the maximum support to its RK customers, thereby enabling them to compete more effectively against others selling competitive products.

G.	An authorized RK Master Distributor will be encouraged to make the highest commitments to RK Products, thereby enhancing the position of the Products with respect to competitive products, if all such Master Distributors refrain from making sales outside their appointed territories and markets.

3.	JOINT EFFORTS

Distributor and RK agree to the exclusive joint delivery of goods and services to the marine recreational markets for specified on-water vessel support actions. Distributor agrees to combine the expertise, capabilities and services in the area of vessel support, emergency services, call center operations and general consumer on-water support needs.

A.

Distributor agrees to supply and support specified on water requests made by any customer that is a Sea Tow Services International, Inc. (“Sea Tow International”) paying member who is utilizing products contained within this agreement and as specified in Exhibit A, in accordance with Sea Tow International’s then current membership agreement, via Sea Tow

International’s network of franchisees or licensees, or wholly owned or contracted service providers.

B.	RK and Distributor agree that services marketed to the marine recreational markets by both RK and Distributor shall remain at all times within the operational limits and specifications of the RK Products sold or those products and in accordance wit the then current Sea Tow International membership agreement. Furthermore, RK and Distributor agree that on-water vessel support actions shall be limited to those capabilities and services offered by current and future Sea Tow International Franchise operators. Those services are specified and contained in Exhibit A.

C.	RK and Distributor shall work to develop and maintain a “Product Specification Agreement” which will define the required operational specifications and the required demonstration criteria or “Acceptance Test Procedure” (“ATP”) for all products and services hereunder, including the rk3000 marine asset management system. The ATP will to both Distributor and RK satisfaction establish the accepted and required product specifications therefor.

D.	RK shall through its manufacturing and design process will at all times deliver a market ready system (including all components) in conformity with the Product Specifications as mutually agreed upon and contained within the Product Specification Agreement and ATP. Distributor has the right to refuse or decline any order, which does not conform with the Product Specification Agreement or ATP specifications, in addition to any other remedies Distributor may have by law or in equity.

E.	Distributor and RK agree that Distributor shall (either directly or through agreement with Sea Tow International) maintain at all times call center operations, either wholly owned or contracted to support all vessel requests made by Sea Tow International’s paying members as defined in the Sea Tow Internationalmembership agreements, Product Services Agreement or Service Contract between RK/Distributor and its customers.

F.

Should Distributor elect to contract with out-sourced call center operations (other than Sea Tow International), Distributor must notify RK of such actions and must allow RK to examine and determine if a proposed third party call center relationship meets the quality requirements of RK. RK must be given 90 days written notice of the proposed relationship and RK has the right to determine the viability of the proposed relationship as it pertains but not limited to the service, technical capabilities, communications infrastructure, response professional training and solvency of the operation in question. If RK determines in its judgment the proposed relationship does not represent or deliver the high quality standards established by RK, RK has the right to disallow service being provided to or by proposed third party call center services to RK products or customers. RK’s consent shall not be unreasonably withheld.

4.	OPERATING REQUIREMENTS / PERFORMANCE

A.	Distributor shall either directly or through its relationship with Sea Tow International, maintain an office in the Territory/Market, which shall be open and staffed adequately during normal business hours.

B.	Unless authorized by RK in writing, neither Distributor nor any other business entity in which Distributor or any of its principals has any ownership or other financial interest shall, at any time during the term of this Agreement, distribute, promote, represent or otherwise market or sell any products or product lines which are in any way competitively similar in design, function or intended use to RK Products, or which, in RK’s sole judgment, are competitive with RK Products. These prohibited products shall be defined as but not limited to telematics type devices or other similar type technologies, which monitor on vessel or asset functionality, perform event notification services, and have data collection and or information storage capabilities.

C.	Distributor and RK shall work to develop a mutually agreed upon Marketing and Sales plan which will call for the Distributor to employ and maintain a sufficient number of outside salespersons to cover the needs of the market based on market acceptance of the product and to facilitate continued market growth. As part of the Marketing and Sales plan Distributor’s outside salespersons shall call on customers of Distributor and RK throughout the market on a pre-determined basis so as to effectively service the needs of the customer. Mutually agreed upon mandatory sales calls by Distributor’s representatives shall be to inform customers of current distribution programs or promotions, update on Volume Rebate Programs, assist in advertising or promotional events and to promote continued sales training and product knowledge to the customer on the benefits of all RK products. Sales representatives shall support customer related sales or promotional events and should facilitate the marketing and sale of RK products during all such events.

D.

As consideration for this Agreement and as consideration for the exclusivity in the Territory/Market granted herein, Distributor agrees to meet the guaranteed minimum quarterly purchase requirements of 6500 units of Product for the first 14 months of the distribution agreement, and to generate a 50% growth in sales from year ending 2004 to year ending 2005 of Products (as defined in Exhibit A). Distributor agrees that failure to do so could, in the discretion of RK, cause a loss of exclusivity by the Distributor in the Territory/Market granted herein. The election to maintain exclusivity or change to a non-exclusive arrangement shall be RK’s sole remedy for such failure, and the election shall be made by RK within 90 days of the year then ending, in writing. A failure by RK to indicate, in writing, an election to change to a non-exclusive arrangement within such period shall be deemed a waiver of the right to make that change.

E.	All of Distributor’s salespersons shall be thoroughly knowledgeable concerning RK Products and their specifications, features and product benefits. Distributor shall conduct any training of its sales personnel, which may be necessary to impart such knowledge, and shall extend complete cooperation to RK in any product education programs, which RK may establish. In turn Distributor’s sales personnel shall conduct any training of Distributor’s customers, which may be necessary to enable them to promote and sell RK Products properly.

F.	Distributor shall encourage its RK customers to engage in promotional efforts with respect to RK Products, and shall assist such customers in their planning and execution of such efforts. Distributor additionally shall provide its RK customers, on a continuing basis, with any RK literature or other promotional/merchandising materials as may be supplied free of charge by RK.

G.	Distributor shall refrain from making any false, misleading or disparaging representations or statements with respect to RK or the Products or from engaging in any other trade practices which may have an adverse effect upon the high image, credibility or reputation of RK or the Products. Distributor shall make no representations with respect to RK Product specifications, features or benefits, except such as may be approved in writing or published by RK. Likewise, RK shall refrain from making any false, misleading or disparaging representations or statements with respect to Distributor or Sea Tow International, or from engaging in any other trade practices which may have an adverse effect upon the high image, credibility or reputation of Distributor or Sea Tow International. RK shall make no representations with respect to Distributor or Sea Tow International except such as may be approved in writing or published by Distributor or Sea Tow International.

H.	Distributor shall advise promptly in the event that Distributor becomes aware of any charges, complaints or claims concerning RK or RK Products by Distributor’s customers or others.

I.	To the extent not otherwise required herein, Distributor shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder and in any of its dealings with RK Products.

5.	MARKETING REQUIREMENTS AND MINIMUM QUARTERLY PURCHASES

A.	Distributor agrees to engage actively in marketing, advertising and promotional efforts, provide customer services and aggressively market RK’s Products in the Territory/Market. Distributor consistently shall encourage the purchase of RK Products by its customers, and at all times shall represent the Products fairly in comparison with competitive products from other suppliers.

B.	Distributor shall encourage its RK resellers to engage in promotional efforts with respect to RK Products, and shall assist such customers in their planning and execution of such efforts. Distributor additionally shall provide its RK customers on a continuing basis with any RK literature or other promotional/merchandising materials as may be supplied free of charge by RK.

C.	Distributor Agrees to attend and promote RK’s Products and Services at all trade shows mutually agreed to by RK and Distributor as part of the Marketing and Sales plan and other such events mutually agreed to by both RK and Distributor as may arise from time to time. RK and Distributor shall share equally in the cost and promotion of all trade shows attended and supported jointly by both RK and Distributor as mutually agreed to in the Marketing and Sales plan. Distributor agrees that all trade shows or promotional events attended and promoted solely by Distributor shall be the sole cost responsibility of Distributor.

D.	RK will provide to all approved Distributor’s Customers in the continental United States Product Training literature and upon reasonable request will provide one time, on-site sales training. Subsequent on-site training will be at the reasonable expense of the customer or Distributor. All customers operating outside the continental United States shall be responsible for travel and lodging costs.

E.	As a material inducement for RK to enter into this Agreement and subject to all of its terms and conditions, Distributor agrees to meet the minimum quarterly purchase requirements set forth in Exhibit A of Products and any subsequent requirements as may be jointly agreed upon by the parties.

6.	PRICES AND TERMS AND CONDITIONS OF SALE

A.

Distributor acknowledges receipt of RK’s current Confidential Master Distributor Price Schedule applicable to the Products (hereinafter called “Schedule”). The prices for the Products shall be those set forth in the Schedule and in any supplementary or replacement Schedules. RK shall have the right to reduce or increase prices to Distributor at any time; RK must provide a 30-day written notice of price changes. When a new

Schedule is issued to Distributor by RK it shall become a part of this Agreement automatically as of the effective date stated thereon, and shall supersede all prior inconsistent Schedules. Any and all terms and conditions of sale which are contained in the Schedule and in any supplementary or replacement Schedules shall be considered integral parts of this Agreement.

B.	Distributor understands and acknowledges that RK’s pricing structure to Distributor is predicated upon Distributor’s wholesale function. If Distributor additionally makes retail sales other than retail sales through Sea Tow International or to existing or future Sea Tow International. service providers or members or transfers the Products, other than through a bona fide sale, to any parent, subsidiary or affiliate of Distributor, Distributor shall advise RK of the allocation of its RK purchases between the wholesale and retail functions. In such event, RK shall have the right to adjust its pricing to Distributor, so as to provide Distributor with a distributor discount only to the extent that Distributor is functioning as a true wholesaler.

C.	Prices do not include taxes of any nature. Distributor shall pay applicable taxes when invoiced by RK unless Distributor has supplied RK with tax exemption certificates, which RK deems satisfactory.

D.	Unless otherwise specifically agreed by RK in writing:

i.)	All transactions between RK and Distributor relating in any manner to the Products shall be governed entirely by the terms, conditions and provisions set forth in this Agreement and in the Schedule.

ii.)	Any terms, conditions or provisions in Distributor’s purchase orders or other business forms which are different from, in addition to, or in conflict with this Agreement shall be deemed objected to by RK and shall be of no force or effect whatsoever under any circumstances, notwithstanding any failure by RK to communicate further objections thereto.

iii.)	In the event of a conflict between this Agreement and any other RK documents, the terms of this Agreement shall control.

7.	CREDIT AND FINANCIAL REQUIREMENTS

A.

Distributor’s payment terms shall be 1/3 upon order placement, 1/3 upon order shipment and 1/3 upon delivery for Products that RK ships to Distributor or its customers pursuant to Distributor’s guaranteed purchase orders. All shipments shall be made FOB Southold, New York, or to any other destination that Distributor indicates for delivery. RK may refuse to sell Products to Distributor or Distributor’s customers at any time that RK in the exercise of its sole discretion, shall deem itself insecure with respect to the condition of the account, or considers that Distributor or its customer’s financial standing does not warrant sales upon such basis, provided: (a) Distributor has not complied with the payment terms indicated above without justification; (b) RK has provided written notice of such non-compliance with a fair opportunity to cure; and (c) Distributor has not timely cured or otherwise failed to take good faith steps to cure. The parties understand that RK will not inventory or warehouse products for Distributor or any other customer, but will have sufficient quantities of Product to meet the anticipated schedule, sales and delivery requirements in accordance with this Agreement and the marketing plan.

B.	Distributor represents and warrants to RK that Distributor is and shall be, throughout the term hereof, in a good and substantial financial condition, and is and shall be able to pay all RK invoices when due. Distributor shall, from time to time, furnish any financial statements or additional information as may reasonably be requested by RK to enable RK to determine Distributor’s financial condition. RK may from time to time, at its sole discretion, determine whether to extend credit to Distributor, and the limits of any such credit. RK shall have the right to change its published payment or other financial requirements with a 30-day written notice. RK represents and warrants to Distributor that RK is and shall be, throughout the term hereof, in a good and substantial financial condition, and is and shall be able to deliver Product in a timely fashion. RK shall, from time to time, furnish any financial statements or additional information as may reasonably be requested by Distributor to enable Distributor to determine RK’s financial condition.

C.	In the event of Product shortages that are caused by a force majeure, RK shall have the right to allocate available supply among its customers on a case-by-case basis, in a manner deemed equitable by RK under the particular circumstances, giving preference to Distributor.

D.	Sales will be made on the payment terms in effect at the time that an order is accepted, and Distributor shall pay all invoices when due. No payment by Distributor to RK of any lesser amount than that due to RK shall be deemed to be other than payment on account, and no endorsement or statement on any check or in any letter or other writing accompanying any check or other payment shall be deemed an accord and satisfaction. RK may accept any partial payment without waiving its rights to recover any remaining balance.

E.

If: (a) Distributor has not complied with the payment terms indicated above without justification; (b) RK has provided written notice of such non-compliance with a fair opportunity to cure; and (c) Distributor has not timely cured or otherwise failed to take good faith steps to cure, RK shall have the right to cancel or delay shipments of any accepted orders or to stop any shipments in transit, in addition to any other rights and remedies provided in this Agreement or in any Security Agreement(s) between the parties or by applicable law.

F.	In the event of litigation under this Agreement, the winning party shall be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the litigation, as part of its judgment against the losing party.

G.	Distributor has the right to offset any payment obligations to RK for any Product that fails to satisfy the Product Specification Agreement and ATP, in addition to all other rights and remedies.

8.	ORDERS AND SHIPMENTS

A.	Each of the Distributor’s orders is subject to RK’s acceptance or rejection at RK’s home office. In addition to any specific rights of rejection set forth in this Agreement, RK shall have the right to reject any order, in whole or in part, unless the order complies with the Marketing and Sales Plan.

B.	RK shall ship accepted orders within the time designated by the Marketing and Sales Plan.

C.	RK IN NO EVENT SHALL BE LIABLE TO DISTRIBUTOR FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHERWISE, BECAUSE OF ANY FAILURE TO FILL ORDERS, DELAYS IN SHIPMENT OR DELIVERY, OR ANY ERROR IN THE FILLING OF ORDERS, IF THE CAUSE THEREOF WAS NOT REASONABLY FORSEEABLE OR OTHERWISE BEYOND RK’S CONTROL.

9.	EXCLUSION OF WARRANTIES AND DAMAGES FOR DEFECTS

A.	If any RK Products exhibit defects upon delivery to Distributor, ultimate purchaser or installer (“D.O.A. Products”), RK shall, at its option, repair or replace same in accordance with procedures concerning D.O.A. Products in effect from time to time provided, these procedures have been established by the mutual consent of the parties hereto within ninety (90) days of execution of this Agreement. The only express warranties made by RK with respect to the Products are those set forth in any written warranties as may be granted by RK to consumers, and that each Product meets the Product Specification Agreement and ATP.

B.	Distributor shall have no authority to bind RK to any warranties or other obligations or liabilities with respect to any RK Products beyond those that are agreed in accordance with the marketing plan, or otherwise required by law.

10.	CHANGES IN PRODUCTS AND PARTS

Unless otherwise provided by applicable law,and upon mutual agreement of RK and Distributor, RK may change the design of any of the Products contained as part of this agreement. New product versions or new products launches by RK shall be incorporated within this agreement upon mutual consent of the Distributor and RK, with suitable changes to the Product Specification Agreement and ATP. RK shall upon written notice or as part of planned product obsolescence have the right to discontinue supporting parts availability, software support, or other such services for such discontinue products, upon reasonable notice to Distributor and to purchasers of Products (“discontinued products”). RK shall have no liability to Distributor for failure to furnish Products or parts of the model, design or type discontinued products.

11.	PRODUCT RETURNS

Distributor shall not return any Products delivered to Distributor without prior written authorization from RK. All products returned by Distributor to RK for any reason must be shipped prepaid, and must be shipped in suitable packing at least equivalent to the original carton supplied with the Product. RK shall have no obligation to accept unauthorized returns of Products. All unauthorized returns shall be subject to handling charge due to RK from the Distributor of twenty percent (20%) of the then prevailing invoice price of such returned item(s) plus freight, insurance or similar charges previously paid or incurred by RK in connection with shipment, unless the reason for return is a failure of the Product to meet the Product Specification Agreement or ATP.

12.	PROMOTIONAL FUNDS

RK, at its option, may elect to afford promotional funds to its authorized distributors, in accordance with such programs and terms as RK may establish from time to time. RK may cease offering or may modify any such programs at any time, at its sole discretion.

13.	INTELLECTUAL PROPERTY

A.	Distributor acknowledges the exclusive ownership by RK or RK’s parent, subsidiaries or affiliates of all trademarks, trade names, trade dress, copyrights, patents and trade secrets utilized worldwide in connection with RK Products (hereinafter called collectively, “RK Trademarks”). Distributor does not have and shall not acquire by virtue of this Agreement, any rights in or to RK Trademarks.

B.	Distributor shall refrain from affixing any additional Trademarks (as defined below) to RK Products or otherwise utilizing RK Trademarks in combination with any other Trademark(s). Distributor further shall refrain from affixing any RK Trademark to products other than the appropriate RK Products.

C.	As used herein, the term “Trademarks” shall include all marks, names, slogans, labels, logos and designs used by RK in connection with RK Products, regardless of whether such items are registered by RK.

D.	Distributor shall refrain from utilizing any RK Trademark (or any confusingly similar Trademark) in Distributor’s corporate or business name.

E.	Distributor shall be authorized to market, sell and distribute certain products under the brand name “Sea Smart by remote knowledge™”; this shall only apply to those Products designated in Exhibit A. Distributor shall refrain from utilizing the “Sea Smart by remote knowledge™” brand on any other Product or Service not designated herein and as specified in Exhibit A. The trademark “Sea Smart” is owned by Sea Tow International and licensed for use by Distributor. All use of “Sea Smart” by RK shall enure to the benefit of Distributor and Sea Tow International. No rights of ownership of the trademark “Sea Smart” are hereby conveyed to RK. RK may use the trademark “Sea Smart” and may use one or more of the trademarks of Sea Tow International (as it may permit by separate agreement) in connection with the promotion, advertising and sale of Products, provided: (a) RK is not in breach of this Agreement, or this Agreement has not been terminated or otherwise expired; (b) all use is pre-approved by Distributor in writing; (c) all use is subject to the reasonable quality control requirements that Distributor and/or Sea Tow International may, from time to time, institute. RK shall make its records available to Distributor upon reasonable request to determine compliance with this provision.

14.	DURATION OF AGREEMENT/TERMINATION

A.	The initial term of this Agreement shall be from the date hereof through the last day of December 2005. This Agreement automatically shall be extended for an additional one-year term upon the expiration of the initial term or any extension term, unless either party has exercised its termination or non-extension rights pursuant to subsection B. Notwithstanding anything contained herein, Distributor may terminate this Agreement at any time for failure to meet the Product Specification Agreement and ATP, or failure to timely deliver Product.

B.	Either party shall be entitled to refrain from extending the duration of this Agreement upon the expiration of the initial term or any extension term or may terminate this Agreement during any term. Any such non-extension or termination may be at will, with or without cause, provided that the non-extending or terminating party provides at least thirty 30 days advance written notice thereof to the other party.

C.	Upon issuance of any notice of non-extension or termination hereunder, any orders submitted by Distributor and accepted by RK within the final 30-day period must be paid for by certified or cashier’s check prior to shipment, notwithstanding any credit terms made available to Distributor previously by RK, and shall be timely shipped by RK

D.	This agreement is executed by both RK and distributor with full knowledge of the parties’ non-extension and termination rights hereunder. Neither party shall be liable to the other for compensation, reimbursement for investments or expenses, lost profits, incidental or consequential damages, or damages of any other kind or character, because of any exercise of such rights.

E.	Notwithstanding anything to the contrary contained herein, neither the non-extension nor the termination of this Agreement shall release Distributor from any obligation to pay any sums on guaranteed purchase orders of Products shipped to and received by Distributor prior to the non-extension or termination of this agreement.

F.	Upon any non-extension or termination of this Agreement, RK at its option, shall have the right, but shall not be obligated, to repurchase from Distributor any or all RK Products then in the Distributor’s inventory at a price agreed by the parties but not less than the original price to Distributor. If requested by RK, Distributor shall provide RK with a list of its RK inventory to assist RK in such determination. Any Products selected for re-purchase by RK shall be shipped by Distributor to RK, FOB RK, and RK shall have the right to inspect such merchandise when received before establishing final disposition.

15.	FORCE MAJEURE AND CONSEQUENTIAL DAMAGES

Apart from any specific provisions in this Agreement excusing either party’s performance or limiting its liability:

A.	Either party shall be excused from any failure or delay in performance (except for obligations of Distributor to make payments due hereunder) if such failure or delay is due to inability to obtain raw materials from usual sources of supply, transit failure or delay, labor problems or disputes, governmental orders or restrictions, fire, flood, earthquake, or other acts of nature, accident, war, civil disturbances, or any other cause(s) beyond such party’s reasonable control. In such event the affected party shall notify the other party immediately. The rights and obligations of either party under this Agreement affected by such an event of force majeure shall be suspended only for the duration and to the extent of such event of force majeure, and once such event of force majeure ceases to exist, the rights and obligations of the parties shall continue in full force.

B.	NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES IN CONNECTION WITH ANY MATTERS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR OTHERWISE RELATING TO THE BUSINESS RELATIONSHIP OF THE PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES BY THE OTHER. THE FOREGOING DOES NOT LIMIT EITHER PARTY’S RIGHT TO SEEK OR OBTAIN DIRECT DAMAGES. BOTH PARTIES AGREE AND ACKNOWLEDGE THAT THIS AGREEMENT IS MADE BETWEEN LEGAL ENTITIES AND THAT LIABILITY, IF ANY, DOES NOT ATTACH TO ANY INDIVIDUAL MEMBER, OWNER, SHAREHOLDER, DIRECTOR OR OFFICER OF SUCH LEGAL ENTITY.

C.	RK agrees to PROTECT, INDEMNIFY, AND SAVE DISTRIBUTOR HARMLESS from any and all claims of third parties (including all costs, legal fees, judgments and the like) resulting from claims or findings of product liability including defects in workmanship of RK Products or monitoring interface with RK Products, reduced solely and pro rata proportionally by the culpability, if any, determined to exist with Distributor. RK further agrees to PROTECT, INDEMNIFY, AND SAVE Distributor HARMLESS from any and all claims, suits, actions, demands, compensation, penalties, assessments, taxes, damages or losses of any kind or description, for damages or injuries to person or property (including that of Distributor, Sea Tow International and its franchisees) asserted, received or sustained through or on account of (i) any default, act or omission of RK, its employees or agents, (ii) any breach of this Agreement by RK, or (iii) claims of any third party claiming under, by or through RK, its employees or agents, and to reimburse any expenses, penalties or costs (including, but not limited to, attorney’s fees and expenses of investigation) incurred by RK in defending any such claim, demand, suit or action

D.	Distributor agrees to PROTECT, INDEMNIFY, AND SAVE RK HARMLESS from any and all claims, suits, actions, demands, compensation, penalties, assessments, taxes, damages or losses of any kind or description, for damages or injuries to person or property (including that of RK) asserted, received or sustained through or on account of (i) any default, act or omission of Distributor, its employees or agents, (ii) any breach of this Agreement by Distributor, or (iii) claims of any third party claiming under, by or through Distributor, its employees or agents unless related to Products, and to reimburse any expenses, penalties or costs (including, but not limited to, attorney’s fees and expenses of investigation) incurred by RK in defending any such claim, demand, suit or action.

16.	RELATIONSHIP OF THE PARTIES

The relationship between RK and Distributor is that of independent contractors. Nothing stated in this Agreement shall be construed as creating any relationship between the parties as partners or as employer and employee, franchisor and franchisee, master and servant or principal and agent. Distributor shall be deemed an independent contractor at all times, and shall have no express or implied right or authority to assume or create any obligation on behalf of RK or to conclude contracts on behalf of RK or otherwise to bind RK.

17.	ASSIGNMENT

Distributor may not assign, transfer or sell all or any of its rights under this Agreement (or delegate all or any of its obligations hereunder except to Sea Tow International) without prior written consent of RK. RK may assign this Agreement only to a parent, subsidiary or affiliated firm, or to another entity in connection with the sale or other transfer of all its business assets, upon reasonable notice in advance thereof to Distributor. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

18.	WAIVER

The waiver by either party of any of its rights or any breaches of the other party under this Agreement in a particular instance shall be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights, undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

19.	NOTICES

All notices and demands of any kind, which either RK or Distributor may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by commercial courier or by mail at the addresses set forth in this Agreement, or at such other addresses as may be designated hereafter by the parties in writing. If by commercial courier, service shall be deemed complete upon delivery. If by mail, service shall be deemed complete five (5) business days after mailing.

20.	PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neutral gender shall include the other genders.

21.	EXECUTION OF AGREEMENT

This Agreement shall become effective only upon its execution by Distributor and RK.

22.	SEVERABILITY

In the event that any of the provisions of this Agreement, or the application of any such provisions to the parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

23.	ENTIRE AGREEMENT

This Agreement, together with any other documents incorporated herein by reference, constitutes the entire agreement between the parties hereto pertaining in any manner to the subject matter hereof. Each party to this Agreement acknowledges that no oral or written representations, inducements, promises or agreements have been made which are not embodied herein. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESSED PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND. Except as otherwise provided herein, any and all written or oral agreements heretofore existing between parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement. Notwithstanding anything contained herein, this Agreement shall not be deemed to supersede or otherwise impair in any manner, any Security Agreement(s) as may have been executed previously by the parties. Except as otherwise provided herein, this Agreement may not be modified, supplemented or amended, except by a written instrument signed by both parties.

24.	COUNTERPARTS

This Agreement can be executed in multiple counterparts, which together form an enforceable agreement.

25.	APPLICABLE LAW, FORUM FOR DISPUTES AND CONSENT TO JURISDICTION

This Agreement shall be governed by the laws of the State in which any litigation may be filed, in which personal and subject matter jurisdiction may be established, with governing law thereby determined by the facts and law of those circumstances.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year hereinabove written.

SEA SMART LLC

By:	/s/ Keith Cummings
Name: Keith Cummings Title: Member/Manager

REMOTE KNOWLEDGE INC.

By:	/s/ Randy Bayne
Name: Randy Bayne Title: President & CEO

EXHIBIT A

MASTER DISTRIBUTION AND PARTNERSHIP AGREEMENT

1.	PRODUCTS

The Products subject to this Agreement shall be defined as those devices including parts, accessories and marketing materials contained herein. The Products, including parts, accessories and marketing materials may be amended from time to time at the sole discretion of RK.

A.	rk3000 Marine Asset Management System

i.	rk3000 Marine Base System Includes:

1.	rk3000 Base Processor

2.	Tethered User Interface Terminal

3.	User Interface Terminal Installation Cradle

4.	GPS Antenna

5.	CDMA/Satellite Antenna

6.	Standard Installation Hardware

7.	User Instruction Manual

8.	Quick Installation Guide

ii.	The rk3000 marine product shall meet and maintain by design the ability to function in a marine environment. The rk3000 manufactured system and all connections, fittings and peripherals shall be of a manufactured nature to resist water, salt, temperature, and fog conditions.

iii.	RK shall at all times provide to the satisfaction of Distributor a manufactured system which meets the mutually agreed upon “Product Specifications Agreement” terms and conditions.

iv.	rk3000 Marine System Communications:

1.	rk3010s (Sprint CDMA ONLY)

2.	rk3050si (Iridium/Sprint)

v.	All Accessories/Peripherals are special order and shall be defined as to the application requested. Each Accessories/Peripherals order must be prepaid prior to order unless credit terms have been established between RK and the Distributor.

1.	All Accessories/Peripherals, which require research & development or must be modified to support the application requested shall be on a bid bases and is subject to approval by the Distributor.

B.	Marketing Material/Service Contracts:

i.	Service Contracts

1.	Product Activation Forms (Web Based)

2.	Monthly/Yearly Service Contracts (Web Based)

3.	Extended Warranty Contracts (Web Based)

ii.	Marketing Material

1.	Products Sales sheets (Web Based)

2.	Point-of-Purchase Sales Collateral

3.	Sales / Installation Training Material (Web Based)

4.	Products User Manuals (Web Based)

5.	Products Installation Manual (Web Based)

6.	Pricing Guides (Web Based)

7.	Co-Op Advertising Programs (Web Based)

8.	Dealer Agreements /Dealer Programs (Web Based)

9.	Return Authorization Program/ RA Forms (Web Based)

Marketing Material shall be jointly developed by Distributor and RK, all Trademarks and Copyrights shall be the governed under the guidelines contained herein. Both Distributor and RK shall equally share cost of development and production of such material as mutually agreed to in the Marketing and Sales plan.

Sales/Installation Training Material, Product User and Installation Manuals shall be developed by RK, updated and made current by RK. All material shall be updated as needed or as change in Products definitions may require. RK is responsible for the cost of development and of production.

All Web Based material shall be developed, produced and managed by RK. All work developed and/or produced by RK remains the intellectual property of RK unless otherwise agreed to by RK

Trade shows events, exhibits, advertising, or other promotional material not contained herein shall be developed on an as need basis. Both Distributor and RK shall equally share cost of development and production of any collateral, exhibit or promotional expense where both RK and Distributor have a mutual interest and as defined and mutually agreed to in the Marketing and Sales plan.

2.	SERVICES

Distributor and RK agree to the exclusive joint delivery of service to the marine recreational markets for specified on-water vessel support actions. Distributor agrees to combine the expertise, capabilities, and services in the area of vessel supportservices, call center operations and general consumer on-water support needs.

A.	Distributor (either directly or via a contractual relationship with Sea Tow International) agrees to supply and support specified on-water requests made by any Sea Tow International member utilizing Products contained within this agreement and as specified herein. The ability to support such requests will be confined to the services offered by such Products and made available to the customer or other specified parties.

1.	Sea Tow International, Inc. Services (in accordance with its then current Member Guide):

a.	Vessel Support Services

b.	Towing

c.	Fuel Drops

d.	Jump Starts

e.	Ungroundings

f.	Propeller Disentanglements

2.	Optional Services as may be contracted or offered on a case-by-case basis:

a.	Star MD

b.	Sky Med

A.	Definitions of service areas or geographic regions are defined as part of the Sea Tow International member service agreement and are contained as an exhibit to this agreement.

B.	Liability for claims against Distributor and/or RK shall be covered by the mutually agreed upon mutual or separate Product Liability and or E&O Insurance facilities.

C.	RK agrees to supply and support Product Features as specified and ordered by Distributor, which will enable customers utilizing products manufactured and sold to Distributor by RK to contain within their functionality and as specified herein the ability to communicate (based on availability of communications as specified in the Product’s operational specifications) and to support such request. The functionality will be confined to the service functionality offered and supported by the standard user interface terminal Product made available as part of the rk3000 system.

2.	rk3000 Marine Services as specified below are base functionality as currently defined by Distributor and RK and my be changed, enhanced or expanded as described in the Distribution Agreement:

i.	Short Text Messaging (“STMS”) up to 60 alphanumeric characters per transmission

ii.	Service Request:

1.	Fuel

a.	Gas

b.	Diesel

2.	Fluids

a.	Water

b.	Oil

3.	Jump Start

4.	Towing

5.	Disentanglement

6.	Ungroundings

a.	Hull Breach Y/N

iii.	Vessel Response

1.

2.	Man Over Board

3.	Panic

4.	Medical

5.	Fire

6.	Sinking

E.	The Distributor shall maintain and provide free of cost to Rk, at all times call center operations, either wholly owned or contracted, to support all vessel request to Sea Tow International members as defined in the Distribution Agreement and all Product Services Agreement and/or Service Contracts held between RK, the Distributor and Sea Tow International members.

F.	Distributor and RK agree RK shall maintain at all times call center operations, either wholly owned or contracted, to support all non-vessel request as defined in the Distribution Agreement and the Product Services Agreement or Service Contract held between RK, the Distributor and their joint customers. To Include but not limited to:

1.	Tech Support

2.	Customer Service

3.	Web Self Help

4.	E-mail Support

G.	RK shall maintain at all times Data Base Management Services and Back Office Support for the Products and Services manufactured and supplied to Distributor and its customers. This includes but limited to all back office software necessary in order to route and manage all asset and customer generated events.

H.	RK shall maintain at all times Web Based services to and for the Products contained herein. Standard Web Based access as described herein shall remain as part of the base service charge. Base functionality may be changed or enhanced at the sole discretion of RK and shall be done so at no additional charge to the Distributor or End Users unless mutually agreed to by both RK and Distributor.

I.	RK and Distributor shall mutually define and agree to the standard back office support services necessary for service and support as defined within the “Product Specification Agreement” and ATP. RK shall at all times provide to the satisfaction of Distributor a manufactured system which meets the mutually agreed upon “Product Specifications Agreement” and ATP terms and conditions.

J.	Web Based customization outside of the mutually agreed to standard back office service shall be on a bid bases only and must be pre-approved prior to work execution by Distributor and or other requesting parties. This shall include but will not be limited to specific requested changes to the Web Site or to any Web Based functionality. Distributor and/or requesting parties upon the approval of work customization to the Web Site payment terms shall be negotiated on a case-by-case basis and agreed upon prior to commencement of work and shall pay the owing balance upon work completion. Work completion dates shall be considered by Distributor and or requesting parties as estimates only by RK and any delay in web development shall not be considered by Distributor and/or requesting parties as material to the cost of development, RK shall incur no penalty or discount of price bid by any delay in Product delivery. All work developed and or produced by RK remains the intellectual property of RK unless otherwise agreed to by RK.

K.	RK will provide upon reasonable request, one time on-site installation and activation training to all approved Distributor’s Customers in the United States, and in addition, RK will provide Web Based authorized dealer training manuals and installation literature. Subsequent on-site training will be at the reasonable expense of the Customer or Distributor. All customers operating outside the continental United States shall be responsible for reasonable travel and lodging costs.

3.	MINIMUM QUARTERLY HARDWARE PURCHASES

As specified in Paragraph 4(D) of the Agreement above, Distributor agrees to meet the minimum quarterly purchase requirements and 50% mandatory sales growth as follows:

A.	2003-2004 14-Month 6500 unit rk3000 Marine Asset Management Systems Order:

1.	4th Quarter 2003 = 100 rk3000 Systems

2.	1st Quarter 2004 = 400 rk3000 Systems

3.	2nd Quarter 2004 = 2500 rk3000 Systems

4.	3rd Quarter 2004 = 2500 rk3000 Systems

5.	4th Quarter 2004 = 1000 rk3000 Systems

B.	2005 minimum12-Month 9750 unit rk3000 Marine Asset Management Systems Projected Order:

1.	1st Quarter 2005 = 2437 rk3000 Systems

2.	2nd Quarter 2005 = 2437 rk3000 Systems

3.	3rd Quarter 2005 = 2437 rk3000 Systems

4.	4th Quarter 2005 = 2437 rk3000 Systems

C.	Distributor and RK mutually agree that quarterly totals may be aggregated only so long as total guaranteed purchase minimums are met in the fourth quarter of each year.

4.	PRICES AND TERMS AND CONDITIONS OF SALE

A.	Order Guaranty: RK will agree to guaranty delivery of 6,500 units for the period of December1st, 2003 through December 31, 2004 upon receipt of Guaranteed Purchase Orders executed by Distributor or its approved Customers and accepted by RK. Distributor agrees to the purchase and delivery of 6,500 units for the period of December1st, 2004 through December 31, 2005. RK must notify Distributor 45 days in advance of any delay or possible non-delivery or backorder of ordered Products. RK will not pay any fees for backorders incurred by Distributor resulting from industry specific parts availability or causes outside the control of RK including strikes, transportation, acts of God, court orders and civil or military unrest. In the event of Product shortages, RK shall have the right to allocate available supply among its customers on a case-by-case basis, in a manner deemed equitable by RK under the particular circumstances. Any delays in delivery by RK to Distributor as described herein shall not adversely affect Distributor’s exclusivity as a result. Shipping and timing are all subject to the marketing plan to be agreed by the parties.

B.	Activation: A principal consideration for this Agreement is the activation of RK Monitoring Agreements by End User consumers (“End User”) or other specified parties. Distributor agrees to make every reasonable effort to obtain activation of End User Monitoring Agreements on all Products purchased within 60 days of Products delivery. Distributor agrees to establish a non-activation hold back account; Distributor will escrow $28.00 per hardware unit sale as a non-activation holdback fund. (i) Distributor will pay to RK a fee of $7.00 per month for a maximum not to exceed 4 months, payments to RK will commence 60 days from date of Product delivery to Distributor’s customers for all non-activated units. Activations shall be defined as such time as an End User or other specified party signs an activation agreement with payment terms.

C.	Distributor Inventory Repurchase Policy: At the Distributors discretion, Distributor may repurchase non-activated inventory from Customer for reassignment to another Customer which resides within the Distributor Market/Territory and said units are activated within 60 days from reassignment date. [No equipment may be reassigned more than once unless payments are being made pursuant to paragraph (i)]

D.	RK Inventory Repurchase Policy: At RK’s discretion upon 30 days written notice it may repurchase any such Products remaining in Distributors/customers inventory which have not been activated at a price equal to fifty percent (50%) of the original purchase price after 90 days from Product original delivery date.

E.	End User Service Contract Policy: End User has the right to transfer an existing service contract without penalty to new boat or recreational device in the event of trade, sale or accident. RK will not be responsible for the reinstallation or charges incurred resulting from transference unless specified under RK’s warranty conditions. In the event of service cancellation by subscriber of the Monitoring Contract as it may apply to certain financing facilities, refunds shall be prorated according to Rule of 78 method.

F.	Distributor reserves the right to establish (HARDWARE) pricing based on the Market\Territory in order to be competitive with mutual written agreement of RK.

G.	RK reserves the right as may be amended from time to time to establish minimum or maximum pricing levels as it pertains to the sale of hardware, software or accessories. RK also reserves the right to establish a minimum revenue sharing program as it pertains to the amounts paid to both the Distributor and the Customer in the Market/Territory.

H.	For purposes of pricing, the number of units shall be aggregated during the initial term of the Distribution Agreement based on the guaranteed minimum volume order established for the first 14-months of the agreement and contained herein. Distributor shall have discretion to distribute and price the units, provided, however, RK shall have the right to impose and maintain a minimum advertised price.

5.	REVENUE PARTICIPATION

Distributor shall participate in revenues generated from Monitoring Contracts from date of activation as follows:

A.	Monitoring or Service Agreements between Rk and Distributor’s customers, end users, or other specified parties shall be on a month-by-month, yearly or multiple-year basis. Yearly or multiple year contracts must be pre-paid in full for duration of agreements prior to activation of the service by the service agreement contract holder. Any discounts or pre-payment promotions mutually approved by both RK and Distributor shall be factored into and discounted from any revenue sharing program between the parties.

B.	Distributor will receive ten percent (10%) of gross recurring revenues, as set forth on the attached Service Price Schedule. Revenue sharing will commence with the activation and payment of the contract by End User or other specified parties. RK will pay shared recurring revenues owed on monitoring participation fees on a quarterly basis within 30 days of the end of each quarter, and provide sufficient accounting to determine the basis for the calculation. RK will make its books and records available upon reasonable request for review to confirm accuracy.

C.

RK reserves the right to establish monitoring prices and to change monthly monitoring charges on 60 days written notice. All Activations must be completed pursuant to RK approved contracts and or Service Agreements and paid for via monthly credit card debits or prepaid lease or approved financing arrangements or payments for activation shall be accepted via check from customer made payable to RK. Distributor will only receive shared recurring revenue payments on active and paid accounts or active and paid renewals.

D.	Distributor will receive shared recurring revenue payment on all monitoring contracts renewed after termination of the initial monitoring contracts. Such renewals will be based on the pricing structure in effect at the time of renewal. To qualify as a renewal, End Users must enter into a renewal contract equal to 12 months or greater.

E.	RK and Distributor mutually agree that on all potential NON-EXCLUSIVE sales, OEM customers and or on sales generated directly by RK in the markets defined by this agreement. All anticipated revenue participation and or Hardware Sales revenue shall be defined and mutually agreed to on a case-by-case basis.

F.	Should this Agreement terminate and the Distributor is in good standing all revenues owed for active monitoring contracts that were sold by Distributor will be paid to Distributor throughout the life of the original contract. RK will not be responsible to Distributor for the payments of any contract canceled by the End User. Should the Distribution Agreement be terminated for cause, RK will not be responsible for any renewal revenues generated after original contract termination date.

G.	Distributor will not be liable for breach of any monitoring agreement held by End User or other specified party including nonpayment for monitoring services and or continued activation fees.

H.	RK shall maintain all accounting and payment records for at least 3 years, which records may be reviewed by Distributor at its expense upon reasonable notice at the RK offices during normal business hours. Distributor may request a Quarterly Reconciled Balance pertaining to sales made on behalf of Distributor. Request and document delivery will be done solely via fax or electronic mail. Distributor may request an on-premise audit once every 12 months at its expense.

6.	PROMOTIONAL FUNDS

RK agrees to develop and manage a co-op advertising fund to be designated solely for the marketing and promotion of RK Products and Services by the Distributor or its customers. RK will further provide to Distributor at its sole discretion certain marketing or advertising support group programs, including co-op advertising support, certified advertising programs in the amount of two percent (2%) volume rebates on hardware and/or national advertising support during the term of this agreement. Certified advertising programs are paid on a quarterly basis, advertising funds do not accrue past each quarterly period. All advertising funds must be claimed within 30 days from end of quarter, funds not claimed after the 30-day period are subject to cancellation.

7.	INTELLECTUAL PROPERTY

A.	Master Distributor shall be authorized to market, sell and distributed certain products under the brand name “Sea Smart by remote knowledge™”; this shall only apply to those Products designated and contained herein. Distributor shall refrain from utilizing the “Sea Smart by remote knowledge™” brand on any other Product or Service not designated herein and as specified. The parties are referred to the Agreement to which this is appended which, to the extent of any conflict, governs hereover.